Exhibit 10.4

November 1, 2011

John Sharp

Chief Financial Officer

LIGAND PHARMACEUTICALS, INC.

11085 N. Torrey Pines Road

San Diego, CA 92121

RE:    CONFIRMATION OF SHORT-TERM LEASE EXTENSION

Dear John:

Please allow this letter to serve as confirmation of a short-term extension of the lease by and between HCP TPSP, LLC (“Landlord”) and Ligand Pharmaceuticals Incorporated (“Tenant”) dated August 7, 2009 for the premises located at 11085 North Torrey Pines Road in San Diego, California (the “Lease”). The expiration date of the Lease, which is presently December 31, 2011, is hereby extended to June 30, 2012 (the “Extended Term”).

Prior to the start of the Extended Term, Tenant shall vacate and surrender the Third Floor Premises (as that term is defined in the Lease) in accordance with the terms and conditions of the Lease.

During the Extended Term, the following shall apply:

•      The Premises (as that term is defined in the Lease) shall be reduced to consist of only the First Floor Premises (as that term is defined in the Lease).

•      The Monthly Installment of the Basic Annual Rent shall be adjusted to $26,448.

•      Tenant’s Share (as defined in Lease Section 7.2.6) shall be reduced to 3.49%.

•      Within 60 days of the commencement of the Extended Term, Landlord shall refund to Tenant $135,085.40 of the Security Deposit under the Lease, which is a pro rata portion of the existing Security Deposit relating to the Third Floor Premises, subject to any offset rights against the Security Deposit that Landlord may have pursuant the Lease.

•      In the event that Landlord requires access to the Premises in order to prepare it for a new tenant, Landlord shall have the right to relocate Tenant, at Landlord’s sole expense, to

November 1, 2011

reasonably comparable office space within the business park (including the Third Floor Premises) (the “Relocation Premises”). The parties acknowledge (i) that reasonably-comparable office space would mean space with reasonably comparable tenant improvements as well as reasonably comparable information technology improvements and accessibility consistent with the existing First Floor Premises, (ii) that the office space located within Third Floor Premises would satisfy the “reasonably comparable office space” standard set forth above and (iii) if the Relocation Premises is not located within the Third Floor Premises, Landlord will provide Tenant with no less than 6 weeks notification to Tenant of the need for office relocation for Tenant to work IT infrastructure upgrades to ensure service continuation. The square footage of the Relocation Premises shall not be less than the square footage of the First Floor Premises and in no event will Tenant’s rent be increased in the event the Relocation Premises square footage exceeds the First Floor Premises square footage.

•      Tenant shall cause (or otherwise cooperate with Landlord to cause) the permit/license for the emergency generator currently serving the Third Floor Premises to be transferred to Landlord. Landlord will pay for any associated governmental transfer fee.

All other terms and conditions of the Lease shall remain in full force and effect during the Extended Term.

Please do not hesitate to contact me if you have any questions. If you find the above referenced terms acceptable, please evidence your agreement by executing below and returning a copy to me at your earliest convenience.

Sincerely,		Acknowledged and Agreed:

By:
Jon Bergschneider

Cc:	HCP TPSP, LLC c/o HCP, Inc. – M. Dorris & D. Cressman	Title	VP, FINANCE & CFO
HCP TPSP, LLC c/o HCP, Inc. – Legal Department (J. Park) Cushman Wakefield Property Management – M. Egan
		Date:	11/1/11